SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):            June 11, 2003

FIDELITY SOUTHERN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Georgia	0-22374	58-1416811

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including area code: (404) 240-1504

(Former name if changed since last report)

Item 5. Other Events and Required FD Disclosure

     On May 29, 2003, the Federal Reserve Bank of Atlanta cancelled its requirement for the Board Resolution and the Board Resolution was cancelled on June 11, 2003. The Board Resolution was adopted by the Board of Directors of Fidelity Southern Corporation (“Fidelity”) on March 21, 2002 at the request of the Federal Reserve Bank of Atlanta. The Board Resolution, among other things, prohibited Fidelity from redeeming its common stock, paying dividends on its common stock or incurring debt without the approval of the Federal Reserve Bank.

     On June 16, 2003, Fidelity entered into an agreement to issue $15 million floating rate trust preferred securities. The transaction is scheduled to close on or about June 26, 2003. The initial pricing of the transaction calls for a floating rate coupon beginning at 4.16%. The rate is determined quarterly. The proceeds from the sale of the trust preferred securities will be applied to the retirement of Fidelity’s 8.5% Subordinated Notes due January 31, 2006 in the principal amount of $15 million. Fidelity will incur expenses of approximately $215,000 related to the early retirement of the 8.5% Subordinated Notes.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY SOUTHERN CORPORATION

	By:	/s/M. Howard Griffith, Jr.

M. Howard Griffith, Jr.
Date: June 18, 2003		Chief Financial Officer